                                 EXHIBIT 4(iii)

                     ERISA TAX-SHELTERED ANNUITY ENDORSEMENT


Notwithstanding any provision contained therein to the contrary, the Contract to which this Endorsement is attached is amended as follows:

OWNER AND ANNUITANT

1. The Owner must be either an organization described in IRC Section 403(b)(1)(A) or an employee of such an organization. If the Owner is an organization described in IRC Section 403(b)(1)(A), the term "Employee" as used in this Endorsement shall mean the individual employee for whose benefit the organization has established an annuity plan under IRC Section 403(b). Such employee shall be the Annuitant. If the Owner is an employee of an organization described in IRC Section 403(b)(1)(A), the Annuitant must be the same employee.

         If this Contract is used as a funding mechanism for a rollover under IRC Sections 403(b) or 408(d)(3) or a nontaxable transfer from another contract qualifying under IRC Section 403(b) or from a custodial account qualifying under IRC Section 403(b)(7), the Owner must be one individual, that same individual must be the Annuitant, and the term "Employee" shall mean that individual.

         The Annuitant cannot be changed, except as otherwise permitted under the IRC and applicable regulations. Prior to the Maturity Date, the Co-Annuitant can be changed, but such change shall not require any distributions to be made under the Contract.

NONTRANSFERABLE

2. The interest of the Employee in the Contract is non-transferable within the meaning of IRC Section 401(g) and applicable regulations and is nonforfeitable. In particular, the Employee's interest in the Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than us.

PAYMENT

3. The payment must be made by an organization described in IRC Section 403(b)(1)(A), except in the case of rollover contributions under IRC Sections 403(b)(8) and 408(d)(3) or a nontaxable transfer from another contract qualifying under IRC Section 403(b) or from a custodial account qualifying under IRC Section 403(b)(7). The Employee must be an employee of such organization.

         A payment made pursuant to a salary reduction agreement shall be limited to the extent provided in IRC Section 402(g). The payment shall not exceed the amount allowed by IRC Sections 415 or 403(b)(2). To the extent such payment exceeds amounts permitted under IRC Sections 402(g), 415, or 403(b), the Company may distribute amounts equal to the excess as permitted by applicable law.

REQUIRED BEGINNING DATE

4. The Employee's entire interest in the Contract shall be distributed as required under IRC Section 403(b)(10) and applicable regulations.

         As used in this Endorsement, the term "required beginning date" shall mean April 1 of the calendar year following the calendar year in which the Employee attains age 70 1/2, or such later date provided by law. For an Employee who attains age 70 1/2 before January 1, 1988, or for an Employee in a governmental plan or a church plan (as defined in IRC
         Section 401(a)(9)(C)), the required beginning date shall mean April 1 of the calendar year following the later of (i) the calendar year in which the Employee attains age 70 1/2, or (ii) the calendar year in which the Employee retires, or such later date provided by law.

DISTRIBUTIONS DURING EMPLOYEE'S LIFE

5. The Employee's entire interest shall be distributed no later than the required beginning date, or shall be distributed, beginning no later than the required beginning date, over (a) the life of the Employee or the joint lives of the Employee and an individual who is his or her designated beneficiary (within the meaning of IRC Section 401(a)(9)), or (b) a period not extending beyond the life expectancy of the Employee, or the joint life and last survivor expectancy of the Employee and the designated beneficiary.

         If the Employee's interest is to be distributed over a period greater than one year, then the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) shall be made in accordance with the requirements of IRC Section 401(a)(9), including the incidental death benefit requirements of IRC
         Section 401(a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirement of Proposed Treasury Regulation Section 1.401(a)(9)-2.

DEATH BENEFIT

6. If, in the event of the Employee's death prior to the Maturity Date, the Death Benefit is not paid to the employer plan, it shall be paid to
         (1) the surviving spouse of the Employee in the form required by section 205 of the Employee Retirement Income Security Act of 1974 (ERISA), unless the spouse elects otherwise in accordance with the requirements of such section 205 or applicable regulations; or (2) if there is no surviving spouse, or if the surviving spouse has consented in the manner required by section 205 of ERISA, or if the applicable regulations otherwise permit, to the Beneficiary under the Contract.

         In the "Death Benefit Before Maturity Date" section of part 4 of the Contract, the first sentence of the paragraph "Death of Annuitant" is deleted, and the second sentence is modified to read as follows: "If any Owner is not an individual, the death of the Annuitant (but not of the Co-Annuitant) is treated as the death of an Owner."

DISTRIBUTIONS AFTER EMPLOYEE'S DEATH

7. If an Employee dies on or after the required beginning date (or if distributions have begun before the required beginning date as irrevocable annuity payments), the remaining portion of the Employee's interest (if any) shall be distributed at least as rapidly as under the method of distribution in effect as of the Employee's death.

         If the Employee dies before the required beginning date and an irrevocable annuity distribution has not begun, the Employee's entire interest shall be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death, except that

                  (a) if the interest is payable to an individual who is the Employee's designated beneficiary, the designated beneficiary may elect to receive the entire interest over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Employee died; or

                  (b) if the designated beneficiary is the Employee's surviving spouse, the surviving spouse may elect to receive the entire interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date prior to the later of:

                           (i) December 31 of the calendar year immediately following the calendar year in which the Employee died, and

                           (ii) December 31 of the calendar year in which the Employee would have attained age 70 1/2.

                           If the surviving spouse dies before distributions begin, the limitations of this section shall be applied as if the surviving spouse were the Employee.

                           An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Employee's death or the date distributions are required to begin pursuant to this provision (b). If no election is made, the entire interest will be distributed in accordance with the method of distribution in this provision (b).

                  An irrevocable election of the method of distribution by a designated beneficiary who is not the surviving spouse must be made within one year of the Employee's death. If no election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death.

         In the "Death of Owner" section of the "Death Benefit Before Maturity Date" part of the Contract, the distribution requirements of provisions "(c)" and "(d)" are deleted.


LIFE EXPECTANCY CALCULATIONS

8. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.

         If benefits under the Contract are payable in accordance with an Annuity Option provided under the Contract, life expectancy shall not be recalculated. If benefits are payable under an alternate form acceptable to us, life expectancies shall not be recalculated unless annual recalculations are elected at the time distributions are required to begin (a) by the Employee, or (b) for purposes of distributions beginning after the

         Employee's death, by the surviving spouse. Such an election shall be irrevocable as to the Employee or the surviving spouse, and shall apply to all subsequent years.

         The life expectancy of a non-spouse designated beneficiary (a) may not be recalculated, and (b) shall be calculated using the attained age of such designated beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life in which expectancy was first calculated.

ANNUITY OPTIONS

9. Except to the extent Treasury regulations allow us to offer different Annuity Options that are agreed to by us, only Annuity Options 1 and 2 shall be available to an Employee. All Annuity Options must meet the requirements of IRC Section 403(b)(10), including the requirement that payments to persons other than Employees are incidental.

         Annuity Option 1(b) is not available for an Employee whose life expectancy is less than 10 years. Under Annuity Options 2(a) and 2(b), the designated Co-Annuitant must be the Employee's spouse. Annuity Option 2(b) is not available for an Employee and his or her spouse where the life expectancy of the Employee and such spouse is less than 10 years.

         Except as hereinafter provided, only Annuity Option 2(a) is available to a married Employee. A married Employee may elect another Annuity Option, provided his or her spouse consents in accordance with the requirements of section 205 of ERISA (and applicable regulations), or provided such election is otherwise permitted under such applicable regulations. An unmarried Employee will be deemed to have elected annuity Option 1(a) unless he or she makes a different election in the manner required under section 205 of ERISA (and applicable regulations).

ELECTIONS AND CONSENTS

10. Elections and consents required by ERISA may be revoked in the form, time, and manner prescribed in section 205 of ERISA (and applicable regulations). All elections and consents required by ERISA shall adhere to the requirements of the applicable regulations interpreting section 205 of ERISA (or any other applicable law), including the requirements as to the timing of any elections or consents.

         If a withdrawal is permitted by the employer's plan, no withdrawal, partial or total, may be made without consent of the Employee and the Employee's spouse in the manner required by section 205 of ERISA (and applicable regulations), except to the extent that such consent is not required under such applicable regulations. Any withdrawal made must be made in the form required under section 205 of ERISA (and applicable regulations), unless the Employee (and spouse, if applicable) makes an election in the form and manner permitted under such regulations, to receive the benefit in another form.

WITHDRAWAL OF SALARY REDUCTION CONTRIBUTIONS

11. Withdrawals and other distributions attributable to contributions made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such contributions and on amounts held as of December 31, 1988, shall not be paid unless the Employee has reached age 59 1/2, separated from service, died, become disabled (within the meaning of IRC Section 72(m)(7)) or incurred a hardship as determined by the organization described in Section 3 of this Endorsement; provided, that amounts permitted to be distributed in the event of hardship shall be limited to actual salary deferral contributions (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by IRC
         Section 414(p).

WITHDRAWAL OF CUSTODIAL ACCOUNT CONTRIBUTIONS

12. Payments made by a nontaxable transfer from a custodial account qualifying under IRC Section 403(b)(7) (or amounts attributable to such an account), and earnings of such amounts, shall not be paid or made available before the Employee dies, attains age 59 1/2, separates from service, becomes disabled (within the meaning of IRC Section 72(m)(7)) or in the case of such amounts attributable to contributions made under the custodial account pursuant to a salary reduction agreement, encounters financial hardship; provided, that such amounts permitted to be paid or made available in the event of financial hardship shall be limited to amounts attributable to actual salary deferral contributions made under the custodial account (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by IRC
         Section 414(p).

MATURITY VALUE

13. If the Employee's Contract Value is greater than $3,500, as determined on the first day of the month preceding the Maturity Date, in accordance with section 205 of ERISA (and applicable regulations), we will not exercise our right to pay the Contract Value of an Employee on the Maturity Date in one lump sum in lieu of annuity benefits.

DIRECT ROLLOVERS

14. A distributee may elect, at the time and in the manner prescribed by us, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

         An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under IRC Section 401(a)(9); and
         (3) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

         An eligible retirement plan is an annuity described in IRC Section 403(b), an individual retirement account described in IRC Section 408(a), or an individual retirement annuity described in IRC Section 408(b), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

         A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternative payee under a qualified domestic relations order, as defined in IRC Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

         A direct rollover is a payment by the plan administrator or us to the eligible retirement plan specified by the distributee.

IRC SECTION 72(S)

15.      All references in the Contract to IRC Section 72(s) are deleted.

         Endorsed on the Contract Date of this Contract.


         FIRST NORTH AMERICAN LIFE ASSURANCE COMPANY

         /S/ RICHARD C. HIRTLE

         Vice-President